Exhibit 10.1

Encorium Group Appoints Philip L. Calamia

Interim Chief Financial Officer

WAYNE, PA, May 13, 2008 -- Encorium Group, Inc. (Nasdaq: ENCO), a global clinical research organization in the design, development, and management of complex clinical trials and patient registries for many of the world's leading pharmaceutical and biotechnology companies, announced today that it has appointed Philip L. Calamia as its interim Chief Financial Officer, effective May 2, 2008. Encorium is continuing its search for a permanent CFO and hopes to provide an update in the coming weeks.

Mr. Calamia, 45, is a partner of the consultancy firm Penn Valley Group ("PVG"). Mr. Calamia has been with PVG since September 2005, during which time he completed a number of consulting assignments as well as serving as interim chief financial officer for several mid-sized companies. Prior to joining PVG, from May 2003 to September 2005, Mr. Calamia served as Chief Financial Officer of Management Recruiters, International, Inc., a global leader in the staffing solutions business, and a subsidiary of CDI Corp., a NYSE company. Mr. Calamia holds a Bachelor of Arts in Economics from East Stroudsburg University and is a Certified Public Accountant licensed in Pennsylvania.

About Encorium Group, Inc.

Encorium Group, Inc. is a global clinical research organization in the design and management of complex clinical trials and Patient Registries for the pharmaceutical, biotechnology and medical device industries. The Company's mission is to provide its clients with high quality, full-service support for their biopharmaceutical and medical device development programs. Encorium offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as infectious diseases, cardiovascular, vaccines, oncology, endocrinology/metabolism, diabetes, gene therapy, immunology, neurology, gastroenterology, dermatology, hepatology, women's health and respiratory medicine. Encorium believes that its leadership in the design of complex clinical trials, its therapeutic expertise and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process. Encorium is headquartered in Wayne, Pennsylvania with its European base of operations in Espoo, Finland. The Company has a geographic footprint that includes over one billion people in North America, Western/Central/Eastern Europe, Scandinavia, and the Baltics.

About Penn Valley Group

Penn Valley Group offers a unique blend of strategic advisory services and investment capabilities to help small to mid-sized businesses drive and manage substantial growth. With more than 100 years of combined business experience, Penn Valley's principals have the vision and expertise necessary to successfully increase profitability and shareholder value for a diverse group of clients.

This press release contains forward-looking statements identified by words such as "estimate," "project," "expect," "intend," "believe," "anticipate" and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. Potential risks and uncertainties that could affect the Company's future operating results and financial condition include, without limitation: (i) our success in attracting new business and retaining existing clients and projects; (ii) the size, duration, and timing of clinical trials we are currently managing may change unexpectedly; (iii) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues to decline unexpectedly; (iv) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (v) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vi) the ability to maintain profit margins in a competitive marketplace; (vii) our ability to attract and retain qualified personnel; (viii) the sensitivity of our business to general economic conditions; (ix) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (x) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties;(xi) our backlog may not be indicative of future revenues and may not generate the revenues expected;(xii) our ability to successfully integrate the businesses of Encorium and Remedium Oy which we acquired on November 1, 2006; and (xiii) ability of the combined businesses to operate successfully, generate revenue growth and operating profits. You should not place any undue reliance on these forward looking statements which speak only as of the date of this press release. Additional information concerning factors that might affect our business or stock price which could cause actual results to materially differ from those in forward-looking statements is contained in Encorium Group's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2007 and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Encorium Group's investor relations department or The Equity Group Inc.

INVESTOR RELATIONS COUNSEL:

The Equity Group Inc.

Adam Prior: (212) 836-9606

aprior@equityny.com

www.theequitygroup.com